Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of October 5, 2016 is made by and among Merus US, Inc., a Delaware corporation (together with any successors or assigns, the “Company”), John J. Crowley (“Executive”) and, solely for purposes of Sections 1, 2(c), 6, 8 and 9(b), Merus N.V., a Dutch public limited liability company (“Parent”). The Company, Parent and Executive are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

(A)	It is the desire of the Company to assure itself of the services of Executive beginning on and following a date to be mutually agreed upon by the Company and Executive, which date will be no later than November 1, 2016 by entering into this Agreement. The actual date on which Executive begins his employment with the Company is referred to herein as the “Effective Date.”

(B)	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. Effective as of the Effective Date, the Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by the Company or Executive at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by a duly authorized officer of the Company, a duly authorized officer of the Parent or as provided by applicable law. The period of Executive’s employment by the Company shall be referred to herein as the “Term”.

(c) Position; Duties and Location. Executive shall serve as Executive Vice President, Chief Financial Officer of the Company and Parent, with such responsibilities, duties and authority normally associated with such positions and as may from time to time be assigned to Executive by the Chief Executive Officer of Parent or the Management Board or the Supervisory Board of the Parent (either one, the “Board”). Executive’s normal place of work shall be at the Company’s office in the Boston, Massachusetts metropolitan area. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, including Parent as applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors and committees of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the written rules and policies of the Company and Parent as adopted by the Company or Parent, as applicable from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary as adjusted from time to time, “Annual Base Salary” at a rate of no less than $362,500 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. The Annual Base Salary shall be reviewed from time to time (but no less than annually) by the Board and may be increased (but not decreased) from the annual rate then in effect.

(b) Bonus.

(i) Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 35% of his Annual Base Salary. The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board and may be pro-rated for calendar year 2016 performance based on the Effective Date. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment.

(ii) Sign-On Bonus. Within thirty (30) days following the Effective Date, the Company will pay Executive a one-time lump sum cash payment of $100,000 (the “Sign-on Bonus”). In the event Executive resigns from Executive’s employment with the Company other than for Good Reason or is terminated by the Company for Cause prior to the one year anniversary of the Effective Date, Executive agrees to immediately repay 100% of the Sign-on Bonus to the Company.

(c) Equity Awards. Parent will grant Executive an option to purchase 183,241 common shares of Parent (equalling 1% on fully diluted share basis) pursuant to Parent’s 2016 Incentive Award Plan and the Stock Option Grant Notice in the form attached hereto as Exhibit A (the “Option Grant Notice”), which shall provide for a per share exercise price equal to the per share fair market value (closing price on Nasdaq Global Market) as per the Effective Date (the “Option”). Executive shall be eligible to receive additional equity awards at the discretion of the Board.

(d) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental, vision, life insurance, disability insurance and defined contribution 401(k) plan) made available to other similarly-situated employees of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, if the Company does not maintain any “group health plan” (within the meaning of Section 4980B of the Internal Revenue Code and the regulations thereunder (“COBRA”)) for its U.S. employees as of the Effective Date, then, subject to Executive’s valid election to receive COBRA benefits under the health plans of Executive’s prior employer, during the period beginning on the Effective Date and ending on the first to occur of: (i) the date on which the Company adopts or otherwise makes generally available to its U.S. employees a group health plan or (ii) the date on which Executive terminates employment with the Company, the Company shall reimburse Executive for the actual cost of healthcare premiums incurred by Executive under the group health plan of Executive’s prior employer pursuant to COBRA, subject to proper substantiation of such costs in accordance with applicable Company Policy no later than sixty (60) days after such costs are incurred; provided, that, in the event the period of time during which Executive is entitled to continuation coverage under the group health plan of Executive’s prior employer pursuant to COBRA expires prior to the Company adopting or otherwise making available a group health plan to its U.S. employees, the Company shall continue to pay Executive for healthcare costs in an amount equal to the cost of healthcare premiums incurred by Executive under the group health plan of Executive’s prior employer pursuant to COBRA based on the last month of the COBRA period. Such costs shall be reimbursed promptly, but in no event later than sixty (60) days following proper substantiation thereof.

(e) Vacation. During the Term, Executive shall be entitled to no less than four (4) weeks of paid personal leave per calendar year in accordance with the Company’s paid time off Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company or its affiliates without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.	Termination.

(a) Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement, at any time, under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of

Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy hereunder shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable. For the avoidance of doubt, nothing in this Agreement shall limit in any way any rights of Executive to receive compensation, reimbursement or other payments pursuant to any other agreement (including the Option Grant Notice) entered into between Executive and the Company, Parent and/or their respective affiliates, to the extent any such agreement provides for payment following the termination of Executive’s employment.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, including Parent.

4.	Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b) Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, which termination does not occur within one year following the date of a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in substantially the form attached hereto as Exhibit B (the “Release”), and Executive’s continued compliance with the terms of the Proprietary Information Agreement (as defined below), Executive shall receive, in addition to payments and benefits set forth in Section 3(c), an amount in cash equal to 0.5 times the Annual Base Salary, payable in the form of salary continuation in regular instalments over the six-month period following Executive’s Separation from Service in accordance with the Company’s customary payroll practices and (ii) in the discretion of the Board, accelerated vesting (in whole or in part) of any portion of the Option that is unvested as of the Date of Termination.

(c) Change in Control. Notwithstanding anything to the contrary in Section 4(b), in the event Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, within one year following the date of a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service, and not revoking, the Release, and Executive’s continued compliance with the terms of the Proprietary Information Agreement, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to 0.5 times the sum of (A) the Annual Base Salary and (B) the Annual Bonus at the target amount, which amount shall be paid in a lump sum on the First Payment Date (as defined below);

(ii) if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to COBRA, the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the date that is nine (9) months following Executive’s Separation from Service, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or incurring an excise tax (including by reason of Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the nine (9) month period following Executive’s Separation from Service, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer; and

(iii) accelerated vesting of any portion of the Option and any portion of any other outstanding equity awards granted to Executive prior to the date of the Change in Control, in each case that are unvested as of the Date of Termination; provided, that, any equity awards that are subject to the vesting based on the achievement of performance goals as of the Date of Termination shall only vest if the applicable performance goals are achieved.

5.	Employee Proprietary Information and Inventions Assignment Agreement.

Executive acknowledges and agrees that, as a condition to Executive’s employment by the Company, Executive shall enter into, and be bound by the terms of Parent’s Employee Proprietary Information and Inventions Assignment Agreement in the form attached hereto as Exhibit C (the “Proprietary Information Agreement”), effective from and after the Effective Date in accordance with its terms.

6.	Assignment and Successors.

Each of the Company and Parent may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company or Parent, as applicable, whether by merger or otherwise. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.	Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s wilful failure to (A) substantially perform his duties as contemplated under this Agreement (other than any such failure resulting from Executive’s Disability) or (B) comply with, in any material respect, any of the Company’s Policies;

(ii) Executive’s wilful failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board;

(iii) Executive’s breach of a material provision of this Agreement or the Proprietary Information Agreement;

(iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

Notwithstanding the foregoing, no Cause will have occurred pursuant to clauses (i), (ii) or (iii) of this definition of Cause unless and until the Company has: (i) provided Executive, within 60 days of the Board’s (excluding Executive) knowledge of the occurrence of the facts and circumstances underlying the Cause event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; (ii) provided Executive with an opportunity to cure the same within 30 days after the receipt of such notice; and (iii) Executive fails to cure the same within such 30 day period after receipt of such notice.

(b) Change in Control. “Change in Control” shall mean and include each of the following:

(i) A transaction or series of related transactions (other than an offering of common shares of Parent to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of related transactions that meets the requirements of clauses (A) and (B) of subsection (ii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Parent possessing more than 50% of the total combined voting power of Parent’s securities outstanding immediately after such acquisition; or

(ii) The consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parents assets or otherwise succeeds to the business of Parent ( Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the transaction or event described in subsection (i) or (ii) constitute a Change in Control for purposes of this Agreement unless such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), after delivery by Executive of the Notice of Termination,whichever is earlier.

(d) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e) Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, Executive’s resignation will be for “Good Reason” if Executive resigns within ninety days of Executive’s knowledge of the occurrence of any of the following events, unless Executive consents to the applicable event: (i) a decrease in Executive’s Annual Base Salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company and the Parent, (ii) a material decrease in Executive’s reporting relationship, authority or areas of responsibility as are commensurate with Executive’s title or position (other than decreases that occur when individuals are hired to replace departing executives or are hired at a level below Executive Vice President and other than in connection with a corporate transaction where Executive continues to hold the position referenced in Section 1(c) above with respect to the Parent’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), (iii) the relocation of Executive’s primary office to a location more than 50 miles from the Boston, Massachusetts metropolitan area, (iv) a material breach by the Company or Parent of their respective obligations pursuant to this Agreement, or (v) a material breach by Parent of the Option Grant Notice or any other agreement evidencing an award of incentive equity granted by Parent to Executive. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (i) provided Parent, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (ii) provided Parent with an opportunity to cure the same within 30 days after the receipt of such notice; and (iii) Parent fails to cure the same within such 30 day period after receipt of such notice.

(f) Person. “Person” means any individual or any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

8.	Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, nationally recognized overnight delivery service, postage prepaid, or certified or registered mail, postage prepaid, as follows:

(i) If to the Company or Parent, the General Counsel of the Parent at its headquarters,

(ii) If to Executive, at the last address that the Company or the Parent has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile, PDF or other electronic means shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, the Option Grant Notice and the Proprietary Information Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, the Option Grant Notice and the Proprietary Information Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement, the Option Grant Notice or the Proprietary Information Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Parent or the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company or the Parent may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute before a single arbitrator in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen consistent with the then current rules of JAMS/Endispute; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement or the Proprietary Information Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the expiration or termination of the Term.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Sections 4(b) and 4(c) shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the 30-day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including any continuation of salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(n) Legal Fees. The Company shall, within ten (10) calendar days of Executive’s delivery to the Company of appropriate documentation evidencing Executive’s legal fees and costs incurred in connection with the negotiation, preparation and related advice concerning this Agreement and the other agreements referenced herein (the “Executive’s Legal Fees”) pay directly by wire transfer to Executive’s legal counsel the Executive’s Legal Fees up to a cap of Five Thousand Dollars ($5,000).

(o) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to Executive pursuant to Section 4 and such amounts shall not be reduced whether or not Executive obtains other employment (including self-employment).

9.	Acknowledgements and Representations.

(a) Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

(b) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action and is a valid and binding agreement of the Company enforceable against it in accordance with its terms. Parent represents and warrants that this Agreement and the Option Grant Notice have each been authorized by all necessary corporate action and the applicable portions of this Agreement are, and the Option Grant Notice will when executed be, valid and binding agreement of Parent enforceable against it in accordance with its terms.

10.	Third Party Beneficiary Rights.

Parent has third party beneficiary rights to the terms of this Agreement applicable to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the persons below have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Ton Logtenberg
Ton Logtenberg
Chief Executive Officer

By:	/s/ Shelley Margetson
Shelley Margetson

PARENT (solely for purposes of Sections 1, 2(c), 6, 8 and 9(b))

By:	/s/ Ton Logtenberg
Ton Logtenberg
Chief Executive Officer

By:	/s/ Shelley Margetson
Shelley Margetson

EXECUTIVE

By:	/s/ John Crowley
John Crowley

EXHIBIT A

Form of Option Grant Notice

STOCK OPTION GRANT NOTICE

Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2016 Incentive Award Plan (as amended from time to time, the “Plan”) of Merus N.V. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the stock option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Stock Option Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	John J. Crowley

Grant Date:	[Effective date of Employment Agreement]

Exercise Price per Share:	[Closing price Nasdaq for MRUS common stock on Effective Date]

Shares Subject to the Option:	[…]

Final Expiration Date:	10 years following Grant Date

Vesting Commencement Date:	Grant Date

Vesting Schedule:	25% vests on anniversary of grant and thereafter 1/36 of remainder vests each month

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

PARTIES:

MERUS N.V.	PARTICIPANT

By:

Name:	John J. Crowley

Title:

MERUS N.V.

Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1    Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

PERIOD OF EXERCISABILITY

2.1    Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason.

2.2    Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3    Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)    The final expiration date in the Grant Notice;

(b)    Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c)    Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and

(d)    Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause or the initiation of such Termination of Service by giving notice of termination, by requesting termination by the court or otherwise (e.g. a written proposal for termination by mutual consent).

ARTICLE III.

EXERCISE OF OPTION

3.1    Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3    Tax Withholding.

(a)    The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.

(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1    Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.10    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11    Claw-back. The Administrator may, in its sole reasonable discretion, deem the outcome of a remuneration component granted to the Participant under this Agreement unreasonable either because the same has been based on incorrect information (including but not limited to financial information) or in light of special circumstances. In such cases, the Administrator is entitled to adjust such component up- or downwards. If, in the event of such downward adjustment, the Options have already been exercised, the Company is entitled to reclaim what payments consequential to such downward adjustment was unduly paid either in cash compensation or in Shares.

4.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

EXHIBIT B

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between John J. Crowley (“Executive”) and                      (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties and Parent have previously entered into that certain Employment Agreement, dated as of                      (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective                     , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with the Retained Claims, as defined below.

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) or Section 4(c) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect parents, subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding anything to the contrary in this Agreement, the release set forth in this Agreement does not release any of the following claims by Executive (collectively, the “Retained Claims”): (i) claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of

1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation; (ii) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company or any Releasee (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee); (iii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iv) claims to continued participation in certain of the Company’s and the other Releasees group benefit plans pursuant to the terms and conditions of COBRA; (v) claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or any other Releasee and Executive’s right under applicable law; (vi) claims related to Executive’s ownership of vested equity securities, and vested options to purchase equity securities, in each case of the Company or any other Releasee (including equity securities and options to purchase equity securities that vest pursuant to the Employment Agreement); (vii) claims related to Executive’s right to indemnification by the Company or any other Releasee pursuant to contract or applicable law; (viii) claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement; or (ix) claims for breach of this Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 8(a), 8(c), 8(d) and 8(i) of the Employment Agreement.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:
John J. Crowley

COMPANY

Dated:	By:
Name:
Title:

Dated:	By:
Name:
Title:

EXHIBIT C

FORM OF PROPRIETARY INFORMATION AGREEMENT

MERUS N.V.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by Merus N.V., a Dutch public, limited liability company (together with any of its successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date that my employment by the Company first commenced as set forth below, I, the undersigned, agree as follows:

1.    Nondisclosure Of Proprietary Information.

(a)    Proprietary Information. During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to technical and non-technical confidential and proprietary information of the Company, including without limitation, information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements related to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”), whether in graphic, written, electronic or oral form. Proprietary Information may be labeled or identified at the time of disclosure as confidential or proprietary, or equivalent, but Proprietary Information also includes information which by its context would reasonably be deemed to be confidential and proprietary. “Proprietary Information” may also include, without limitation, unpublished patent applications and other intellectual property filings, ideas, Inventions (as defined below), techniques, works of authorship, models, inventions, compounds, compositions, know-how, processes, algorithms, software programs, software source documents, formulae, information and trade secrets as well as financial information (including sales costs, profits, pricing methods), research data, clinical data, bills of material, customer, prospect and supplier lists, investors, employees, business and contractual relationships (including with third parties), business forecasts, sales and merchandising data, and business and marketing plans and any derivatives, improvements and enhancements related to any of the above. Information the Company provides regarding third parties as to which Company has an obligation of confidentiality also constitutes “Proprietary Information.”

(b)    Duties. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and extremely valuable property of Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment, I agree to cease using and to return to Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally, (iii) my employment agreement with the Company or an affiliate of the Company (the “Employment Agreement”), and (iv) this Employee Proprietary Information and Inventions Assignment Agreement (this “Agreement”). I understand that my obligations with respect to Proprietary Information shall not apply to information that (i) is actually in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of mine, (ii) is already in my possession without breach of any obligations of confidentiality, (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality, or (iv) is required to be disclosed pursuant to an order of any competent court or government agency or rules of a securities exchange. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

(c)    Unauthorized Use or Disclosure. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

2.    Property Of The Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Inventions (as defined below) or Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

3.    Inventions.

(a)    Disclosure and Assignment of Inventions. For the purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I agree to disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures, and I hereby assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created or reduced to writing by me in the course of my employment by the Company and all intellectual property rights therein. I also hereby assign to the Company any Inventions that exist as of the date of this Agreement that, at the time of conception or reduction to practice including prior to the Company’s incorporation as a legal entity, relate to the business or operations of the Company or to the actual or anticipated research or development of the Company, which I do not have an obligation to assign to any third party, including, without limitation, the Inventions listed on Exhibit B. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 3(a) that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to Section 3(a) or otherwise.

(b)    Certain Exemptions. The obligations to assign Inventions set forth in Section 3(a) apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 3(a) do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit C. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 3(a) shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

(c)    Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3(a). These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

(d)    Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 3(a), and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries), including any of the intellectual property rights listed on Exhibit B. I further agree that my obligations under this Section 3(d) shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3(d) with the same legal force and effect as if executed by me.

(e)    Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit D hereto, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (i) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit D of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit D at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 3(e), if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

(f)    Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4.    Non-Competition. During the term of my employment by the Company and for a period of six months (which shall be nine months if I become entitled to severance under Section 4(c) of the Employment Agreement) thereafter, I will not without the prior written approval of an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) which is a current or potential supplier, customer or competitor of the Company’s Business (as defined below), including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while I was employed by the Company. If I am an executive officer of the Company, any of the foregoing activities shall require the approval of the Board of Directors of the Company. For purposes of this section, the Company’s Business shall mean the business of the Company, including, but not limited to, the development of bispecific antibody therapeutics, as such business may be expanded or altered by the Company during the term of my employment with the Company.

5.    Non-Solicitation. During the term of my employment with the Company and for a period of twelve months thereafter, I will not (i) solicit, encourage, induce or attempt to induce or assist others to solicit, encourage, induce or attempt to induce any employees, consultants or independent contractors of the Company to terminate their employment or other engagement with the Company or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of my employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer. During the term of my employment with the Company and for a period of one year thereafter, I will not solicit, divert or take away, or attempt to divert or take away, the business of any customer or client of the Company (served by the Company during the 12-month period prior to the termination of my employment with the Company) on my own behalf or on behalf of any person or entity other than the Company.

6.    Non-Disparagement. During and after the term of my employment with the Company, I will refrain from Disparaging (as defined below) the Company and its affiliates, including, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this Section 6 shall preclude me from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce my rights under this Agreement, the Employment Agreement and/or any agreements evidencing equity awards issued to me by the Company and/or its affiliates. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Company.

7.    Extension. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate the provisions of Sections 4 or 5, I shall continue to be bound by the restrictions set forth in such sections until a period of one year has expired without any violation of such provisions.

8.    Interpretation. If any restriction set forth in Sections 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

9.    Notification to Other Parties. In the event of termination of my employment with the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

10.    Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated, without cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, without cause, subject to the terms of the Employment Agreement. I acknowledge that such changes are not intended to affect the enforceability of Sections 4 or 5 (the “Restrictive Covenants”). The at-will status of my employment relationship with the Company and the Restrictive Covenants shall remain in force and effect throughout my employment with the Company unless such status or Restrictive Covenants are modified by a further written agreement signed by both an authorized officer of the Company and me which expressly alters such status or such Restrictive Covenants.

11.    Miscellaneous. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate, including, without limitation, any Company entity established in the United States, or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company. This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. I hereby authorize the Company to notify others, including but not limited to customers of the Company and any of my future employers or prospective business associates, of the terms and existence of this Agreement and my continuing obligations to the Company hereunder. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts exclusively, without regard to conflict of law provisions. I agree that upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in the United States, and I hereby agree to consent to the personal jurisdiction of such courts; provided, that Section 8(i) of the Employment Agreement shall apply to any controversy, claim or dispute arising out of or relating to Section 4 and/or Section 5 of this Agreement. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing. Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, I have executed this document as of [month, day], 2016.

Employee: John J. Crowley

Address:

Date employment first commenced:

AGREED AND ACKNOWLEDGED:

COMPANY

By:
Ton Logtenberg
Chief Executive Officer

By:
Shelley Margetson
Chief Financial Officer

Address:

EXHIBIT A

TERMINATION CERTIFICATE

    I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Merus N.V. or its affiliates (together with any of its successors or assigns collectively, the “Company”), or copies thereof, including, without limitation, any item of Proprietary Information listed in Section 3 of the Company’s Employee Confidentiality And Inventions Assignment Agreement (the “Agreement”) to which I am a party, but not including copies of my own employment records.

    I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

    I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to disclose such information (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

Date:
(Employee’s Signature)

(Printed or Typed Name of Employee)

EXHIBIT B

INTELLECTUAL PROPERTY CREATED PRIOR TO THE DATE OF THIS AGREEMENT

List here Inventions created prior to the date of the Agreement that are hereby assigned to the Company.

*	Note: Please remember to include any domain name(s) already acquired for the Company and any trademarks or patents.

EXHIBIT C

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT D

BACKGROUND TECHNOLOGY

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

C-13